EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the use of our reports dated November 15, 2012 with respect to the consolidated financial statements of Dolby Laboratories, Inc. and subsidiaries as of September 28, 2012 and September 30, 2011, and the effectiveness of internal control over financial reporting incorporated by reference herein.

/s/ KPMG LLP

San Francisco, California

May 14, 2013